Exhibit 99.1

News

Solta Medical Expands Credit Facility with Silicon Valley Bank to $22 Million

Santa Clara, Calif. –– March 31, 2010 — Silicon Valley Bank (NASDAQ: SIVB), financial partner to technology companies of all sizes worldwide, added a new $10 million term loan to existing credit facilities for Solta Medical (NASDAQ: SLTM), a global leader in the medical aesthetics market. The additional term loan increases Solta Medical’s credit facilities with Silicon Valley Bank to a total of $22 million. Solta Medical would expect to use the additional facility to pursue strategic initiatives.

“Silicon Valley Bank is an important partner in our continued success,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical, Inc. “This additional financing will give us the flexibility we need to address potential growth opportunities.”

“As a client of Silicon Valley Bank for nearly 10 years, we are pleased to continue to support Solta Medical with this latest credit facility,” said Ben Colombo, senior relationship manager from Silicon Valley Bank. “We continue to focus on working with companies from their earliest stages through their growth into large, global corporations, while providing the right financial solutions all along the way. As Solta Medical continues to grow, we will seek to provide the best solutions to help meet the company’s goals.”

Silicon Valley Bank’s experienced technology bankers offer a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide.

About Silicon Valley Bank

Silicon Valley Bank provides commercial banking services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and five international operations. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), along with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System. Silicon Valley Bank Equal Housing Lender.

About Solta Medical, Inc.

Solta Medical, Inc. (Nasdaq: SLTM) is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients which enhance and expand the practice of medical aesthetics for physicians.

News

The Company offers products to address a range of skin issues under the industry’s three premier brands: Thermage(R), Fraxel(R) and Isolaz(TM). Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz is the only laser or light based system for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. Since 2002, approximately one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to http://www.solta.com/.

Contacts:

Carrie Merritt
SVB Financial Group
503.574.3705 cmerritt@svb.com

Jack Glenn, Chief Financial Officer of Solta Medical, Inc.,

+1-510-786-6890; or

Doug Sherk, dsherk@evcgroup.com,

EVC Group, +1-415-896-6820, for Solta Medical, Inc.

Web Site: http://www.Solta.com

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